10-May-2022
LCI Industries (LCII)
Q1 2022 Earnings Call

CORPORATE PARTICIPANTS

Brian Michael Hall – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Kathryn I. Thompson – Analyst, Thompson Research Group LLC
Scott L. Stember – Analyst, MKM Partners LLC
Dan Moore – Analyst, CJS Securities, Inc.
Fred Wightman – Analyst, Wolfe Research LLC
Ethan Huntley – Analyst, Jefferies LLC
Brandon Rollé – Analyst, D.A. Davidson & Co.

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MANAGEMENT DISCUSSION SECTION

Operator: Hello, everyone, welcome to the today’s First Quarter 2022 LCI Industries Earnings Conference Call. My name is Emma and I’ll be coordinating your call today. [Operator Instructions]

I’ll now pass the call over to Brian Hall to begin. Please go ahead, Brian.
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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries’ first quarter 2022 conference call. I am joined on the call today by Jason Lippert, President, CEO, and Director. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC.

The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thank you, Brian, and good morning, everyone, and welcome to LCI’s first quarter 2022 earnings call. On the heels of an amazing 2021, we carried forward our momentum to deliver record top line and earnings performance. Our wide range of innovative offerings, coupled with our ongoing focus of providing best-in-class customer service and experience, continue to be key competitive differentiator of accelerating growth in our aftermarket, marine and adjacent businesses, alongside RV. As these other businesses continue to flourish, we are reinforcing our ability to drive countercyclical growth, helping position us to deliver strong profitability over the long term.

We ended the quarter with a record $1.6 billion in revenues, up 64% year-over-year with strong demand across the markets we serve, supporting double-digit revenue growth in each of our core markets, our recent acquisitions added approximately $79 million in net sales for the quarter, helping expand our market share.

RV OEM sales increased 84% during the first quarter of 2022 compared to 2021, reaching nearly $1 billion, primarily driven by strong demand for RVs. Secular megatrends driving the popularity of the outdoor lifestyle are now well-established as KOA’s camping survey has recently shown the 57 million households camped in 2021.

RVs have quickly become an even more attractive alternative to the skyrocketing cost of air travel and hotel lodging. The industry continues to innovate, and with the explosion in popularity of peer-to-peer rentals, many new opportunities have opened up which didn’t exit prior.

According to a recent RVIA survey, 46% of new RV buyers plan to list their vehicle on rental sites, like Outdoorsy, which gives RV owners an effective way to help offset the cost of ownership. The significant new trend should help further support the long-term growth of the industry, creating a new lane for RVers to come into the lifestyle along with new revenue streams and our well-established aftermarket business. We delivered strong content growth across the board as our teams continue to bring new features on existing products and, altogether, new technologically sophisticated products to market.

In the first quarter, content per towable RV increased 40% to a record $4,854, while content per motorhome RV for the first quarter of 2022 increased 25% to $3,144. As I mentioned in prior calls, because we had more access to inventory over the last 12 months, we gained significant market share in several of our core product categories as some supplier peers in the industry struggled. The industry remains on track for another strong year despite some recent slowness that will likely continue through the back half of the year. Retail demand is solid, and as industry inventory levels stabilize, we are keeping in constant communication with our OEM and dealer partners to maintain appropriate levels of production.

We’ve invested heavily in automation and continuous improvement projects over the past 12 months throughout our business, which has driven our great efficiency gains. It is important to note that over the last two years, we didn’t add much building capacity as volumes skyrocketed in 2020 and 2021. We only really invested in second and third shifts to increase our output in our core product lines. This has allowed us to have a much more flexible cost structure that enables us to quickly adapt to any upward or downward swings in volume, while helping us maintain solid levels of profitability.

All this, combined with our guidance of our veteran leadership team, should help us successfully navigate through any future operational headwinds, while maintaining high standards of quality and service that our customers have come to expect from Lippert.

Moving to aftermarket, revenues grew 35% year-over-year, supported by a combination of organic and inorganic growth. We are making great headway with the integration of Furrion, we’re finding amazing ways to utilize the advanced appliance lineup to bring bold new programs to our existing customer base.

Our aftermarket business has benefited remarkably from the growth of the RV industry. According to the RVIA study I referenced earlier, 89% of all RV owners purchase aftermarket parts or accessories after buying an RV, with over half of those customers buying multiple aftermarket products at once. This trend will be very favorable for us and our business, as approximately 500,000 RVs currently on the road enter the repair and replacement cycle every year, creating an incredible growth trajectory for the aftermarket business over the long term.

In addition to millions of RVs entering their repair and replacement cycle, we should see a higher use case due to significant renting that is now taking place that will drive more wear and tear and, ultimately, a higher frequency of repair and replacement parts. We have made significant preparations in our aftermarket business to be ready for this additional growth. As the aftermarket grows, our goal to create the best possible customer experience will become more critical. With the summer season right ahead of us, we are excited to continue expanding our customer experience programs, leveraging them to interact with customers and collect feedback to enhance our products and services.

To that end, we are holding our second Lippert Getaway rally later this year in Pine Mountain, Georgia, to follow up on the resounding success of our inaugural rally held last year. Finding ways to creatively engage the RV consumer has led to a great return on investment for our business, helping us build real trust and real relationships with the people who keep coming back to the Lippert brand. Our OneControl system has created 1 million RV health reports for consumers this year. Our care center and call centers eclipsed 1 million communications last year and our social media platforms accumulated over 850 million impressions last year alone.

Our first quarter adjacent market revenues rose 42%, again driven by heightened demand in the RV business, along with strong content growth. The rollout of electric biminis and new furniture product lines over the past year has been an incredible success bringing a new level of convenience to boaters.

For the boat inventories remaining low all over the country, marine shows ample runway for growth as we continue to expand market share through our industry leading brands like Lewmar and Taylor Made. Just like in RV, we are working to expand our marine customer experience programs as we head into the summer boating season. And our Captains group now boasts over 1,000 members. As we continue to broaden our offerings across the recreation space, we will aim to build similar customer experience support groups to help serve as many consumers as possible.

Our International business grew 15% for the first quarter of 2022 compared to 2021, as RV production in European markets is softening from the impact of the semiconductor shortage, caravan registrations decreased 13% with registrations in Germany, the largest market, down 8% for the quarter. Chip shortages will continue to challenge our European RV business into early next year, but will likely extend the demand tail over the longer term.

I’ll now move on to our innovation highlights. With younger tech-savvy consumers continue to stream into the outdoor lifestyle, our focus on innovation has become critical to our success. To complement the additional capabilities we’ve been rolling out to our OneControl platform, which has seen a 400% increase in usage in the past year, we just launched a complete redesign of the OneControl app.

This redesign features a range of updates we are developing using customer feedback collected through our Lippert Scouts RV consumers group. The new design enhances the functionality of the system, providing critical notifications quickly and efficiently through the new interface and is also seamlessly integrated with our wider suite of safety products.

In addition, our users are now getting regular vehicle health reports that report on the status of features and service opportunities for their RV. With our 100 talented engineers in the Detroit’s technologies operation, we are continuing to work on extending the capabilities of the platform and overall ecosystem to support evolving customer preferences, ultimately improving the entire user experience.

On top of our innovation, our focus on culture has proven to be a major differentiator for Lippert. In order to increase production to meet heightened demand across our businesses over the last two years, we worked tirelessly to onboard about 3,000 new team members. This is where our culture initiatives and leadership development programs have come into play. These programs have made Lippert into a place where people are grown and developed intentionally.

As we do this, people choose more often to stay over the long term. And when we retain team members over the long term, key metrics in the business improve greatly, including safety, efficiency, quality and innovation. As a result of the meaningful resources we have put to our culture and leadership development, our retention rates have grown significantly, reducing our overall labor costs as turnover diminishes.

Emphasizing the importance of health and wellness and creating wellness programs inside the company is another way we’ve been able to support our team members. For our Northern Indiana facilities, we’ve just introduced our mobile care unit to provide free onsite services, including acute care, chronic disease management and well-being resources for team members in need.

The mobile care unit will be staffed with medical professionals and will be making routine visits to approximately 30 facilities in the Northern Indiana region, where we have about 7,000 of our team members. We’re excited to continue offering additional layers of aid for our teams. And the mobile medical care unit is only the first of several programs we have set this year to start helping our team members move the needle on their health and well-being.

Moving on to capital allocation, we are maintaining our focus on integrating our recent acquisitions and paying down debt. At the same time, we are continuing to invest in innovation and operational enhancements to drive efficiency, quality and profitability throughout our business. In the first quarter of 2022, we allocated $25 million to growth and automation CapEx and expect to spend an additional $50 million on growth and automation CapEx in the remainder of the year.

In closing, I’d really like to thank again all of our team members for their ongoing dedication and commitment towards delivering quality products to our customers, while achieving record results to drive our business forward. Our teams all over the business have done an amazing job working through all the challenges and headwinds that made business so much more difficult than what we were used to pre-COVID. So, thanks to all of our teams for helping us win big in 2021 and 2022 so far. We look forward to continuing our progress into 2022 as we work to create value for our customers and shareholders.

I will now turn the call over to Brian Hall, our CFO, to give more detail on our financial results. Brian?

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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the first quarter increased 64% to $1.6 billion compared to the prior-year period, driven by strong market demand coupled with operational execution. Acquisitions contributed $79 million or 8% growth to our quarterly results, with organic growth contributing the balance or 56% of the improvement. While we have seen retail demand across many of our markets temper from the historical levels of 2021, April sales were up 47% to $537 million versus April 2021.

Q1 2022 sales to RV OEMs increased 84% compared to the prior-year period due to strong wholesale and retail demand. And we also delivered substantial content expansion for towables and motorhomes during the quarter. Content per towable RV unit increased 40% to $4,854, while content per motorized unit increased 25% to $3,144 compared to the prior-year period. Towable content growth can be attributed to organic growth of 9% in addition to the impact of price increases enacted at the start of the year. Acquired revenues contributed 6% of the year-over-year growth in towable and content per unit.

We saw a great performance in the marine market, driven by the same trends seen in the RV OEM market and North American marine sales increased 49%. In all, sales to adjacent industries grew 42% versus the prior-year period, supported by strong growth in marine sales as well as building products, which grew 50% due to market share gains and an increase in manufactured housing shipments. Aftermarket segment sales increased 35% and international sales increased 15% year-over-year as the recreation space continues to attract new customers.

Gross margins were 28.2% compared to 24.2% in the prior-year period, supported by strong operating leverage and the impact of price realization. As we have communicated each quarter, contractual pricing for many of our key input costs such as steel, aluminum, and inbound freight lags approximately two quarters. Pricing, effective January 1, came more in line with current input costs for the quarter. While we did experience some temporary relief as steel and freight costs declined during the quarter, we subsequently have seen steel, aluminum, and freight costs continue to increase, which will create some short-term margin contraction until we are able to realize price adjustments.

In addition, the North American RV market has experienced some slowing in retail demand when compared to the all-time industry record achieved in 2021. This has allowed OEMs to balance inventories, which were substantially depleted during the last 24 months, and has resulted in the reduced production rates in an effort to align current retail with industry production output. As a result, we are anticipating some reduction in sales volume in North American RV, which will decrease margins as a result.

We anticipate some margin contraction on a sequential basis as 2022 progresses with an expected decrease of approximately 250 to 350 basis points in operating profit margin between Q1 and Q2 2022. That said, we will continue generating strong profitability as efficiencies are driven throughout our business. And along with leverage of fixed costs, due to utilization of second and third shifts, we expect to keep expanding margins over the long term. Further, additional price increases anticipating in the coming months will support strengthened margins towards the end of the year.

SG&A costs as a percentage of sales decreased year-over-year due to fixed costs spread over higher sales base, offsetting increases in freight and transportation costs. Operating margins increased roughly 625 basis points compared to the prior-year period, driven by operational leverage on a significant sales growth and the successful implementation of our continuous improvement efforts.

GAAP net income in Q1 2022 was $196.2 million or $7.71 per diluted share compared to $74.1 million or $2.93 per diluted share in Q1 2021, increasing due to heightened demand accompanied by effective cost management. EBITDA increased 139% to $301.5 million for the first quarter compared to the prior-year period.

Non-cash depreciation and amortization was $31.8 million for the three months ended March 31, while non-cash stock-based compensation expense was $6.5 million for the same period. We anticipate depreciation and amortization in the range of $130 million to $140 million during the full year 2022, primarily due to increases in capital investments to enhance production capacity and enable further manufacturing efficiencies.

For the three months ended March 31, 2022, cash generated from operating activities was $135 million, with $50 million being used for business acquisitions, $42 million for capital expenditures, and $23 million was returned to our shareholders in the form of dividends.

Operating cash flows were again positively impacted by increased earnings. And as inventories continue to normalize, we anticipate a further reduction in the impact of working capital on cash generation. At the end of the first quarter, we had an outstanding net debt position of $1.2 billion, 1.7 times pro forma EBITDA adjusted to include LTM EBITDA of acquired businesses.

With the constantly evolving operating environment, we are focused on maintaining a strong balance sheet and continue to target a long-term leverage of 1.5 times net debt to EBITDA. In the near term, we are working to integrate recently completed acquisitions, which we expect to positively impact our operating cash flows in the coming quarters. For the full year 2022, capital expenditures are anticipated in the range of $130 million to $150 million.

Looking ahead, we are confident in our ability to keep up our strong performance as we progress further into 2022. Through the investments we have made in both our facilities and our teams, we are well-positioned to drive growth in any operating environment, while creating additional value for our shareholders.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question today comes from Kathryn Thompson from Thompson Research Group. Please go ahead, Kathryn. Your line is now open.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Hi. Thank you for taking my questions today.

<A – Jason Lippert – LCI Industries>: Hi, Kathryn.

<Q – Kathryn Thompson – Thompson Research Group LLC>: You had nice gross margin improvement, up 400 basis points sequentially. And previously you talked about seeing 200 basis points expected from materials and pricing alone. My question, is the remaining 200, that’s all efficiencies and volume, or are there other factors we should take into consideration?

<A – Brian Hall – LCI Industries>: Yeah, definitely, Kathryn, I would tell you, one, volume certainly exceeded, I think, our original expectation. So, we picked up some additional incremental margin there. And then, our efficiencies were some of the best we’ve seen. I think as you’ve heard in our prepared remarks and I know we’ve talked about it offline as well, running multiple shifts for us is something that’s been new. We’ve got great teams that we’ve assembled and they executed very, very well. So, we certainly had additional operational efficiencies that make up that difference.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And how much, if you look at the components of the gross margin upside, roughly what were the biggest buckets in terms of the year-over-year gross margin improvement?

<A – Jason Lippert – LCI Industries>: If you look – and just to add to what Brian said, Kathryn, the run rate for first quarter was about 620,000 units, it’s what we were actually running production at. So, that’s where a lot of the big volume came from. But if you look at the – how that’s broken out, it’s about 5-or-so percent in volume increases and operational excellence and improvements there, some of the things Brian alluded to, and then a couple points in pricing improvement from some of the pricing indexes that swung in our favor for Q1.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And following up on the pricing index curve, is there more pricing to go given we’ve seen one quarter of significant margin expansion, or are there – how should we think about that price cost as we look through all of 2022?

<A – Jason Lippert – LCI Industries>: Yeah. I think from an industry standpoint, it still sounds like with other suppliers, other vendors, that there is still some pricing to give for us. We’ve got, as I just mentioned, our – the steel index swung pretty good in our favor for the first time in five quarters. I mean, we’ve been chasing steel for five quarters as it’s run up to almost double the prior historical highs and turn back in our favor this quarter. And we’ll get a quarter and a half or so of an improvement there.

And then, in Q3, there’s – we’re going to be giving back what we saw steel drop this quarter, because of how we do the indexes, our customers will see those decreases in Q3, roughly. It’s – and aluminum still bouncing around at all-time high. So, that’s still going to – I don’t know that we’ll have to give any increases for that based on what we’ve seen, because it feels like it’s at a high. But there’ll definitely be some give-backs on steel, which will overshadow most of the – any increases that are happening right now for us.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And the final question is more on the content per unit. How much of that was increase volume versus price versus Furrion? Just really wanted to get to an organic number.

<A – Brian Hall – LCI Industries>: Yeah. So, it doesn’t take into account, because on a per unit basis, the changes in volume. So, what you ultimately end up with is acquisitions contributed about 6% of the year-over-year growth. Our organic growth was about 9%, which would account for all of our content gains as they bleed in over a 12-month period of time. So, we’re expecting – as Jason mentioned in his prepared remarks, we gained significantly during the last 24 months, locking in new business, as we had the inventories that were able to support the industry at record volumes. And because of that, you’re seeing that continue to bleed in. So, to show 9% organic growth year-over-year, and I would expect that to continue to grow from this point forward until it’s fully implemented in the 12-month period of time.

<Q – Kathryn Thompson – Thompson Research Group LLC>: And just to clarify that 6% and 9%, those are referencing volume only numbers, because of the – go ahead.

<A – Brian Hall – LCI Industries>: I mean, it’s a per the content or per unit basis. So, the volume doesn’t – if the industry volume as an example changes, it doesn’t impact that. But for all of the additional new business that we had, those sales would get incorporated in that organic number. Any acquired revenues we pull in the acquired revenue number and then any additional growth on top of that from the acquisition date forward gets reflected within our organic growth number.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And really quick, and then I’ll hop back in the queue. Just any update on the state of the supply chain versus three months ago or six months ago. Are there any categories that are better or worse? Thank you.

<A – Jason Lippert – LCI Industries>: Yeah. Thanks. It feels better today. I mean, we’re anticipating some – a rough go with some of the freight, again, with some of the headaches that we’re seeing in Asia with some of the COVID lockdowns that have really pushed things back. But with volume diminishing over the coming quarters, that should play into our favor along with – as Brian mentioned, we’re sitting on a good amount of inventory, because up until last month we were preparing for some pretty sizable run rates in wholesale. And obviously, as those things start to tail off, we’ll have some inventory there and a little bit of a cushion. So, we should be sitting good.

Chips are the big headache for us right now. And we’re having to make changes there and redesign and – products along our electronics lineups. But other than that, things have been pretty decent.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Great. Thank you.

Operator: Thank you. Our next question today comes from Scott Stember from MKM Partners. Please go ahead, Scott. Your line is open.

<Q – Scott Stember – MKM Partners LLC>: Good morning, guys, and thanks for taking my questions.

<A – Brian Hall – LCI Industries>: Good morning.

<Q – Scott Stember – MKM Partners LLC>: Just following up on Kathryn’s questions about content. Was that towable, the 6% and the 9%?

<A – Brian Hall – LCI Industries>: Yes.

<Q – Scott Stember – MKM Partners LLC>: Okay. So, the remaining – the delta to the 40% is pricing then?

<A – Brian Hall – LCI Industries>: Correct.

<Q – Scott Stember – MKM Partners LLC>: Okay. Got it. And just if you were looking, I guess, at the sales rates that we’re seeing so far in – or that you talked about for April, the 47%, could you maybe parse that out a little bit, what’s organic versus what’s price? Is it kind of maybe the same ratios that we saw in the content?

<A – Brian Hall – LCI Industries>: Yeah. I don’t think there’d be meaningful change other than RV-related volume. So, we’ve certainly seen production rates with the OEMs slow some during the month of April, which I think was as everyone has expected. So when you look at our year-over-year growth rate for Q1 versus the year-over-year growth rate for April, the most meaningful change in that is RV production rates.

<Q – Scott Stember – MKM Partners LLC>: Okay.

<A – Brian Hall – LCI Industries>: Yeah. Pricing...

<Q – Scott Stember – MKM Partners LLC>: Got it. So...

<A – Brian Hall – LCI Industries>: Yeah. I mean, to go back to something that Kathryn mentioned and then you’ve brought it up as well, when you look at what materials have done – and I know we’ve talked about it quite a bit in the past, knowing that – we know what our prices are going to be two quarters out given the lag on the indexes. And as we’ve stated before, January 1 was the first time that we got our steel prices in line with what we had been consuming steel at. So, that was in the $0.90 per pound range. And so, not a great deal of change as you move into Q2 in that regard, but with the two-quarter lag, as during Q1, you saw steel prices drop all the way at almost $0.50 a pound and then it came back up to, I think, somewhere mid to low-$0.60 a pound. You will see that price ultimately get reflected during the third quarter.

So as it relates to the second quarter, not expecting a great deal of change there from an input cost perspective, other than maybe a little bit on freight, because some of those indexes have – they do adjust it at different periods, not as consistent as what the steel indexes adjust. So, there will be a little bit of give-back in that regard during the second quarter, but I think for second quarter, one of the most meaningful variables that’s changing is just the RV-related production volume.

<Q – Scott Stember – MKM Partners LLC>: Got it. And to that point, I think the first quarter, I think, the rate was around 65,000 units. What are you seeing that rate – from a production standpoint, what are you seeing that come down to? And then, maybe just tie that into what you’re hearing at the dealer level from an inventory standpoint, where we are?

<A – Jason Lippert – LCI Industries>: Yeah. I don’t think, from a dealer perspective, we’re hearing much different than what everybody else is. Some of the recent dealer reports for April show that retail seems a little soft. A lot of that’s partially due to some of the weather that we’ve had. I think there is anticipation that in the next few weeks that the retail will start getting a little bit better. But I’d say that our – we’re planning on a run rate – as we’re planning on kind of a 525,000 unit number for the year based on all the inputs that we’re hearing, both on the retail and the wholesale side, with planned downtime and things like that. So, obviously, we’re running a little bit hotter than that. But we’ve been coming off of a high run rate – sometime in Q1 of about 620,000 units is what the wholesale run rate was running. So, we’ve come off of that and we feel we’re going to end up the year, give or take, 15,000 units from 525,000, we think that that’s pretty realistic.

<Q – Scott Stember – MKM Partners LLC>: Okay. And then, on the aftermarket, I think last quarter, you had talked about you had a lot of things that were in the R&D queue that you were holding off on, particularly for Furrion, just because of the demand and just trying to keep up with that. Could you remind us again of the opportunity for aftermarket to take another big step up just from Furrion alone?

<A – Jason Lippert – LCI Industries>: Yeah. I think, Furrion, they sold most of their aftermarket through e-commerce and they just didn’t have the robust representation out in all the different channels, whether you’re talking about Amazon or the big dealers or some of the big wholesale distributors and some of the other channels that we’ve used, we sell international aftermarket. So, it takes time, but we’re continuing to plug them into every single channel that we’ve got, and we’re having good success. And whether it’s cameras, the refrigerators, or hot water heaters, or some of the other appliance items that they’ve got, we’re going to continue to grow their aftermarket nicely because it’s a good category. But we’re still in early stages there, just getting everything in the catalogs lined up and making sure all the channel customers know exactly what we’ve got to offer.

<Q – Scott Stember – MKM Partners LLC>: Got it. That’s all I have. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Scott.

Operator: Our next question today comes from Daniel Moore from CJS Securities. Please go ahead, Daniel. Your line is open.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you, Jason. Thank you, Brian. Good morning. I apologize for this. I jumped off another call. Can you just repeat, Brian, the expectations for gross margins sequentially into Q2 and any commentary you gave for the rest of the year, numerically?

<A – Brian Hall – LCI Industries>: Okay. Yeah. I think that a couple different variables. First of all, if you start on our input costs and the pricing that we’ve been chasing for quite a few quarters in a row at this point, we’ve – finally January 1 got us to where we’re somewhat balanced. When I say balanced, I mean our pricing to our customers is reasonably close to what our input costs were. As you are well aware, you’ve now seen steel come back down from those all-time highs. Those are on a two-quarter lag, though. So, that will be setting a lot of the stage for the back half of the year when we get to our beginning of quarter three pricing adjustments for steel.

Steel ultimately, I think, came down to low- to mid-$0.60 a pound at the end of the first quarter. So, that will be what’s set in our Q3 pricing. So, you’ve got that variable to consider. So going from Q2, probably not that meaningfully different from an input cost perspective, other than some give-backs on some of our inbound freight costs...

<A – Jason Lippert – LCI Industries>: And have lower volumes.

<A – Brian Hall – LCI Industries>: Correct. So to adjust the pricing, the input cost first, like that’s what I would expect, Q2, not a significant amount of change, but back half of the year is where that pricing comes into play. What – the other variable, as Jason mentioned, is volume. And so, certainly, from a volume perspective, RV being the most – or RV OEM being the most significant part of our business, we are anticipating volumes to continue to decline some, as Jason just mentioned. April, we did see some reduced production rates from the OEMs. Some of that’s because of retail slowness that we have been experiencing for a number of months. But no, I don’t think it’s been helped by the poor weather that we’ve had here in North America.

So, we’re certainly seeing retail get off to a slow start. So, I think OEMs are reducing their production schedules accordingly. Inventories are balanced in a good position. So, hopefully, however retail does play out as the spring/summer selling season kicks into full gear, that will ultimately determine, I think, what the OEM production rates are. But we’re expecting those to decline from – as Jason said, we were probably running at close to 620,000-plus unit run rate during Q1.

RVIA forecast, I think the most recent one, still at 591,000. But we’re looking at more, somewhere around that 525,000 unit type number. It could be plus or minus 15,000 units or so. But we’re expecting that to play out over the rest of the year. So, you would certainly expect Q2 to see some further declines in RV-related volume, which will impact our margins. I mentioned in my prepared remarks that we’re expecting a 250 to 350 basis point reduction moving into Q2, and that’s primarily driven by volumes with a little bit of freight index adjustments. And then, the rest of the year gets a bit fuzzy, but that will certainly be driven by whatever retail demand is during the summer months.

<Q – Dan Moore – CJS Securities, Inc.>: That’s helpful. No, those are the numbers that I had missed. And then, as we look out a little bit further, a lot of moving parts, obviously, but even running so hot and facing so much labor and raw material headwinds, if we level off in that 500,000-525,000 range looking beyond 2022, the potential to sustain or even improve margins in a more “normal operating environment” in fiscal 2023 and beyond, just talk about the puts and takes there.

<A – Jason Lippert – LCI Industries>: Yeah. So, with the 620,000 run rate, we obviously crushed overheads and fixed costs. We settle back down into the 525,000-unit run rate, we still feel we can maintain a lot of those efficiencies and OpEx things we talked about earlier. We’ll still need to run some second and third shifts at 525,000. You have to remember that even though it’s coming down, 525,000 would be probably a top-two year for the industry, and that volume’s great. I want to underscore the notes that Brian mentioned earlier. We made a conscious decision in 2020 to not run out and buy a bunch of buildings and add capacity from a building standpoint that we would need to build up with equipment and people.

So, we chose otherwise to really focus on putting resources to adding second and third shifts, which really allows us a more flexible model, and we hadn’t done that in the past. So as we settle back down to those 525,000 units or so, we’re going to be sitting on roughly the same footprint we had prior to COVID, which I think really helps our efficiencies. And in saying that, we’re going to – we plan on keeping some of those operational efficiencies – at run rates that are higher than 500,000 units, we’ll keep some of those efficiencies, we’ll lose some of the pricing benefit that we had, obviously. So, we’ve been traditionally at a 10 point op margin. We feel we can be a little bit better than that, and it’s kind of where we’re at.

<Q – Dan Moore – CJS Securities, Inc.>: Perfect. Lastly is just kind of a longer-term trajectory of content gain, that’s been really strong recently, obviously. Just talk about your – beyond Furrion once you sort of get to a little bit more normalized, if we are in an environment where maybe we’re normalizing unit growth, your ability to continue to take share and what you think kind of content growth might look like. Thanks again.

<A – Jason Lippert – LCI Industries>: Yeah. I think just look a little bit past RV, I mean – even though volumes have come down, I’m excited about what the next 12 months looks like for us, because we’re going to add about $350 million in market share gains in just RV alone, and just some of the stuff, business we’ve closed over the last quarter or so that will run out through next year as we start some of this new business up. So, that’s a pretty significant improvement in gain, given that volume’s coming down. And then we’ve got significant growth in marine and aftermarket and the rest of our adjacent markets. Those businesses will continue to grow nicely over the next 12 to 18 months, especially marine.

We feel that they have a super long demand tail, because they just haven’t been able to get the amount of boats out that the dealers need, and dealer inventories are very low there. So as our marine business continues to grow, so should the volume on top of that. So, we’ll have content gains in marine, innovation gains there along with volume gains, as they continue to fill up dealer inventory. So, we feel really good – heading into a lower demand time with RVs, we feel really good about the rest of our business, including some of the share gains we’ve had with RV.

<Q – Dan Moore – CJS Securities, Inc.>: Perfect. Thanks for the color again.

<A – Jason Lippert – LCI Industries>: Thanks, Dan.

Operator: Thank you. Our next question today comes from Fred Wightman from Wolfe Research. Please go ahead, Fred. Your line is open.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. I was hoping you could maybe just compare or contrast the environment that we’re in today, where – you did 620,000 in the first quarter. It seems like you’re going to expect volumes to decline for the rest of the year. Can you just contrast sort of how today looks relative to what we were seeing in 2018 and 2019, whether that’s the level of inbound volumes you’re seeing from your customers in terms of throttling down production, whether you think it’s earlier than what we saw last time and maybe just why this time might be different?

<A – Jason Lippert – LCI Industries>: Well, if you go back to 2018/2019, we struggled in 2018 because there were some pretty significant drop offs, probably heading to a 450,000-type unit number back then. And it feels bad right now because we’re coming off such a high. But again, if we land in that 525,000 unit run rate, that’s about what the industry is running today. We expect that to dip a little so that the year balances out to be 525,000. But 525,000, it’s a big number. And our plants are still really busy at that number. We’re just cutting some overtime and cutting some shifts on our end to maintain that without really jeopardizing the impact of our fixed costs and overhead. So...

<Q – Fred Wightman – Wolfe Research LLC>: I guess, said differently, is it fair to say that the OEMs are being a little bit more proactive with that ratcheting down capacity versus what we saw a few years ago?

<A – Jason Lippert – LCI Industries>: Absolutely. Yeah. For sure.

<Q – Fred Wightman – Wolfe Research LLC>: Perfect. Thank you.

Operator: Thank you. Our next question today comes from Ethan Huntley from Jefferies. Please go ahead, Ethan. Your line is open.

<Q – Ethan Huntley – Jefferies LLC>: Hey. Good morning. This is Ethan Huntley on for Bret Jordan. Thank you for taking our questions. Is there a way you can sort of break out the impact that inflationary pricing had on top line growth during Q1 and maybe sort of what you expect moving into the back half of the year here in terms of pricing.

<A – Brian Hall – LCI Industries>: I mean, that’s a difficult one, Ethan. But it’s across so many different markets and each one of them has a different degree of steel and aluminum components. And if you look at the hitch business, which is a lot of steel components, there is certainly a heavy weighting to price as we had to chase steel all the way from $0.25, $0.30 a pound, all the way up to almost $1 a pound. It’s probably been the most meaningful within our RV and marine components, which is why we’ve spent most of our time talking about the price as it relates to those markets.

Certainly, when you step back and think about all the different components that we supply within an RV, many of which – I think I have said before that of our materials that we consume, approximately 50% of them are steel and aluminum, and the dominant share of that is steel. And so, it’s been very meaningful for us. On a percentage basis, at any given point in time, I think within the content color that we provided earlier, that’s a very good indicator of what is baked into top line growth as a percentage. So, I think I would kind of fall back on that, which is about 56% of our sales today is RV OEM, and the other markets follow that somewhat similarly.

<Q – Ethan Huntley – Jefferies LLC>: Got it. Thank you. And then, maybe as a follow-up here. I think you mentioned April sales are up 47% year-on-year. Is there a way you guys can sort of break out what percentage might be organic versus acquired there or...?

<A – Brian Hall – LCI Industries>: Acquired revenue shouldn’t have changed a great deal. So, it’s about 7%. Yeah, we acquired Girard, so we picked up a little bit there. So, we were 6% for the quarter, but April would have increased to about 7%.

<Q – Ethan Huntley – Jefferies LLC>: Got it. Thank you very much for taking our questions.

<A – Brian Hall – LCI Industries>: Thanks.

Operator: Thank you. Our next question today comes from Brandon Rollé from D.A. Davidson. Please go ahead, Brandon. Your line is open.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Good morning. Thank you for taking my questions. First, you had mentioned some strong market share gains recently. Could you talk about some of the drivers of your market share gains and future opportunities? And then, my second question would just be on the pricing environment. You’re talking about additional price increases still having to flow through the retail channels. How do you feel the pricing has impacted retail demand thus far? Thank you.

<A – Jason Lippert – LCI Industries>: Yeah. So, start with some of the drivers, I’d say the biggest percentage, the 80/20 of the drivers on RV market share gains over the next 12 months that we’ve secured are largely core products. You look at chassis business, window business, our Furrion business is certainly taking off.

That was part of our plan from the beginning when we purchased it last July, is take them – take and grow their $150 million business significantly. We felt – and as we said on prior calls, we could double that business fairly easily given some of the competitive landscape and given some of the products that Furrion has that are innovative and right for the market. So, those would be the big ones. A little bit of furniture.

But then, if you look at inflation, to your second question with respect to retail sentiment and how it’s impacting consumers and buying decisions, I mean, certainly, there is impact there. If they’re not paying all cash and they’re financing a deal, then the impact maybe isn’t as significant on a smaller unit, but certainly the bigger units get a little bit more costly. So then – and we’re in for – like I said, our pricing to our customers, it will ultimately flow back through to the dealer, should net go down for our customers and – by Q3. So, that should provide some relief for them. I can’t speak for all the other components and things that they buy. I think it’s a mixed bag when you look at all of our peers on the supply side in the business. But at least from our standpoint, there should be some of net decreases for our customers come Q3.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Great. Thanks.

Operator: Thank you. This concludes today’s Q&A session. And I’d like to turn the call back to Jason Lippert.

...
Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Yeah. We appreciate everybody tuning in today. We’ll talk to you on next quarter’s earnings call. Thanks again and have a great week. Thank you.

Operator: This concludes LCI Industries first quarter 2022 earnings conference call. Thank you all for joining. Enjoy the rest of your day. You may now disconnect your lines.

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The audio events contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio events that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to the Company's future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this audio events are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio events, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio events are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.